UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On October 23, 2009, WellCare Health Plans, Inc. (“WellCare”) received an executed Amendment #7 (“Amendment #7”) to Contract No. 0654 (“Contract No. 0654”) between the Georgia Department of Community Health (“DCH”) and WellCare of Georgia, Inc. (“WCGA”), a wholly-owned subsidiary of WellCare.

Amendment #7 revises the rates payable by DCH to WCGA for providing managed care plans to eligible beneficiaries of Georgia’s Medicaid and PeachCare for Kids programs.  WellCare anticipates that the amendment will result in an overall increase in premium rates of approximately 3% for the period July 1, 2009 through June 30, 2010.  Actual individual premium rates will vary based on the member’s geographic location and rate cell classification. The rate increase is due primarily to an anticipated upward medical cost trend but it also assumes continuing management of medical costs.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under Amendment #7.  The above description is qualified in its entirety by reference to Amendment #7, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

 (d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	Amendment #7 to Contract No. 0654 between the Georgia Department of Community Health and WellCare of Georgia, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2009	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment #7 to Contract No. 0654 between the Georgia Department of Community Health and WellCare of Georgia, Inc.